Exhibit 99.1

Hercules Technology Announces First Quarter 2010 Financial Results and Declares a $0.20 Cash Dividend

~ Over $1 billion in the new investment pipeline going into the Second Quarter of 2010 ~

~ New Commitments and Renewals of approximately $95 million during the First Quarter of 2010 ~

~ Over $32 million in early principal repayments during the First Quarter of 2010 ~

~ Strong liquidity position at over $195 million ~

PALO ALTO, Calif.--(BUSINESS WIRE)--May 6, 2010--Hercules Technology Growth Capital, Inc. (NASDAQ:HTGC), the leading specialty finance company providing venture debt and equity to venture capital and private equity backed technology and life science companies at all stages of development, announced today its financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Highlights:

  Significantly increased investment origination activities achieving new commitments of approximately $95.0 million to new and existing portfolio companies, the result of which further diversifies Hercules’ portfolio by stage and industry sector.
  Revenues of approximately $12.5 million compared to revenues of approximately $16.7 million for the fourth quarter of 2009. The decrease is primarily due to a reduction in accelerated one-time fees and interest income, specifically restructuring fees as a result of improvement in the overall credit performance of our debt investment portfolio and due to lower average interest earning debt investments.
  Net investment income or “NII” during the quarter was approximately $5.6 million, compared to approximately $9.4 million in the fourth quarter of 2009. Net investment income per share was $0.16 for the first quarter of 2010, compared to $0.26 per share in the fourth quarter of 2009.
  Net interest margin was 9.34% for the first quarter of 2010, compared to 12.82% for the fourth quarter of 2009, due to a reduction in one-time and restructuring fees, attributable to significant improvement in credit performance in the portfolio and due to a lower average interest earning debt investment.
  Taxable distributable income for the quarter was approximately $5.6 million or $0.16 per share.
  Total investment assets were approximately $380.0 million as of March 31, 2010 compared to approximately $370.4 million as of December 31, 2009. Over 98% of our debt investments are in senior secured loans.
  Received approximately $59.0 million of principal repayments, including $32.0 million of unscheduled early full principal repayments.
  Declared our nineteenth consecutive dividend since inception of $0.20 per share, payable on June 18, 2010, to shareholders of record as of May 12, 2010.

“Our strategy of protecting our balance sheet and maintaining a high level of liquidity, while also successfully navigating through one of the most difficult credit periods in our history, has positioned us well for growth in 2010,” said Manuel A. Henriquez, co-founder, chairman and chief executive officer of Hercules. “We emerged with a much more stable and mature credit portfolio, a much stronger balance sheet and materially improved credit outlook. At the same time, many of our competitors have disappeared or remain weakened by the ordeal. Hercules, on the other hand, is well positioned as the best capitalized specialty lender addressing the needs of venture capital backed technology and life science companies and we are open for business, as evidenced by our growing number of signed term sheets, backlog and bulging pipeline of qualified opportunities.

“Our success is because our team continues to show its potential by delivering some very impressive results in the first four months of the year. As of May 5, 2010, Hercules has secured or converted previously signed term sheets to closed commitments while also adding new signed terms sheets totaling over $228 million. As further evidence of the growing market opportunities, we currently have a pipeline of new investment opportunities in excess of a $1.0 billion and growing, which is something I have not seen since the summer of 2007. However, I would like to point out that term sheets do not directly convert into closed deals and not all closed deals are funded deals. As a reminder, fundings to venture stage companies typically lag commitments by three to six months.

“As a further sign of an improving economy, we are seeing many technology companies report record earnings; we are beginning to see improved valuations and higher levels of liquidity within our own portfolio companies, and encouraging signs of investment activities from venture capitalists which continue to invest impressive amounts of capital, hitting $4.7 billion in Q1 2010. A final sign of encouragement and optimism is the opening of the IPO marketplace, an impressive showing of eight venture IPOs in Q1 2010, totaling the same number of deals for all of 2009, according to Dow Jones VentureSource. This is a very important development as we hold warrants in 77 venture backed companies, two of which are currently in IPO registration,” concluded Henriquez.

First Quarter Review and Operating Results

Investment Portfolio

During the second half of the first quarter, Hercules significantly increased investment origination activities, achieving new commitments totaling approximately $95.0 million to both new and existing portfolio companies, including loan restructurings. We also funded and restructured approximately $87.0 million to new and existing portfolio companies during the first quarter of 2010.

The fair value of Hercules’ total investment portfolio at March 31, 2010, was approximately $380.0 million as compared to $370.4 million at the end of the fourth quarter of 2009. A break-down of the total investment portfolio by category, quarter over quarter, is highlighted below:

Period	Q1 2010	Q4 2009	Change
(at Fair Value, In $ Millions)
Interest Earning Debt Investments
Loans	$321.6	$320.9	00.2%
Non-Interest Earning Equity
Equity Investment	$45.2	$35.1	28.8%
Warrant Portfolio	$13.2	$14.4	(8.3%)
Total Investment Assets	$380.0	$370.4	2.6%

Hercules held warrant positions in approximately 77 venture stage technology and life science portfolio companies, with a fair value of $13.2 million at March 31, 2010, as compared to $15.9 million at March 31, 2009. If exercised, these warrant holdings at March 31, 2010, would require Hercules to invest approximately $49.0 million. However, these warrants may appreciate or depreciate in value depending largely upon the underlying portfolio company’s performance.

During the first quarter, Hercules recorded approximately $362,000 of net realized gains from its loans, warrant and equity investments. In addition, Hercules recorded approximately $260,000 of net unrealized depreciation from its loans, warrant and equity investments related to fair value accounting requirements and overall public stock holding performance.

As of March 31, 2010, Hercules had unfunded debt commitments of approximately $20.0 million. Since these commitments may expire without being drawn, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules.

Hercules finished the first quarter with approximately $90.0 million in signed non-binding term sheets with eight companies, which generally convert to contractual commitments within approximately 45 to 60 days of signing. Non-binding term sheets are subject to completion of the Company’s due diligence, investment committee approval, and legal review, as well as the negotiation of definitive documentation with the prospective portfolio companies. It is important to note, that not all signed non-binding term sheets are expected to close and do not necessarily represent any future cash requirements.

The effective yield on our debt investments during the first quarter of 2010 was approximately 14.5% which is higher than the preceding quarter yield of approximately 13.3%. The effective yield is derived by dividing total income by the weighted average earning assets during the quarter which exclude non-interest earning assets such as warrants and equity investments.

Generally, under 1940 Act, the Company is deemed to “control” a company in which it has invested if it owns 25% or more of the voting securities of such company or has greater than 50% representation on its board. Hercules currently holds a controlling interest in the following two portfolio companies:

  InfoLogix, Inc., a public company, is a provider of enterprise mobility and radio frequency identification (RFID) solutions. Hercules’ investment at fair value in InfoLogix represents 8.6% of Hercules total investments at March 31, 2010. The Company currently has a greater than 60.0% equity interest in InfoLogix and also has representation on its board of directors. Hercules also has a total debt investment of $26.2 million at fair value in InfoLogix. As discussed later under “Subsequent Events,” InfoLogix has received a delisting notification from the Nasdaq Stock Market which may impact Hercules’ ability to divest itself of its equity investment in InfoLogix. Hercules recognized approximately $821,000 in income from InfoLogix during the first quarter of 2010.
  Spa Chakra is a premier five star luxury national and international spa operator. Hercules’ investment at fair value in Spa Chakra represents 3.2% of Hercules’ total investments at March 31, 2010. Hercules currently owns 100% of the outstanding equity in Spa Chakra and controls its board of directors. Hercules also has a debt investment at fair value of $2.3 million in Spa Chakra. In connection with Spa Chakra’s recent emergence from bankruptcy, Hercules converted its debt position into an equity position and will play an integral role in assisting Spa Chakra as it continues to turn-around its business operations. Hercules recognized approximately $156,000 in income from Spa Chakra during the first quarter of 2010.

Hercules financial results could be negatively affected if either InfoLogix or Spa Chakra encounter financial difficulty and fail to repay their obligations or to perform as expected.

Income Statement

Total investment income in the first quarter of 2010 was approximately $12.5 million compared to approximately $16.7 million in the fourth quarter of 2009, due to a reduction in one-time and restructuring fees, attributable to significant improvement in credit performance in the portfolio and due to a lower average interest earning investment portfolio. One-time interest income acceleration decreased by approximately $1.3 million and one-time, restructuring and prepayment fees decreased by approximately $1.7 million quarter over quarter.

Interest expense and loan fees driven by borrowing activities were approximately $2.3 million during the first quarter of 2010 as compared to $2.4 million in the fourth quarter of 2009. During the first quarter of 2010, Hercules had no borrowings outstanding under either the Wells Fargo Facility or the Union Bank Facility. The SBIC debentures represented all of the interest expense recognized during the quarter. The Company had a weighted average debt balance outstanding during the quarter of $130.6 million, and a weighted average cost of debt of approximately 7.2% at March 31, 2010, the same as during the fourth quarter of 2009.

Total operating expenses, excluding interest expense and loan fees, for the first quarter of 2010 were $4.6 million, as compared to $4.9 million for the fourth quarter of 2009. This decrease is primarily attributed to lower compensation expense related to our bonus accrual which we adjust quarterly based on performance.

Net investment income or “NII” for the first quarter of 2010 was approximately $5.6 million, compared to the fourth quarter of 2009 of $9.4 million. The decrease was primarily attributed to lower fees and lower interest earned as previously highlighted above. NII for the first quarter of 2010 of $0.16 per share was based on 35.2 million basic shares outstanding, compared to approximately $0.26 per share based on 35.1 million basic shares outstanding in the fourth quarter of 2009.

Dividends

The Board of Directors declared a cash dividend of $0.20 per share that will be payable on June 18, 2010 to shareholders of record as of May 12, 2010. This dividend would represent the Company’s nineteenth consecutive dividend declaration since its initial public offering, and will bring the total cumulative dividend declared to date to $5.41 per share.

During 2009 and as recently updated, our Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90 - 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, we may also pay an additional special dividend or fifth dividend; such that we may distribute approximately all of our annual taxable income in the year it was earned, while maintaining the option to spill over our excess taxable.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year.

Share Repurchases

During the first quarter of 2010, the Board of Directors authorized a $35 million stock repurchase program. As of the quarter ended March 31, 2010, the Company repurchased 25,125 common shares at a total cost of approximately $234,000.

Liquidity and Capital Resources

The Company ended the first quarter with approximately $195.0 million in liquidity through credit facilities and cash, of which approximately $106.0 million is in cash and cash equivalents.

The Company has not drawn any capital from either of its credit facilities with Wells Fargo or Union Bank. Hercules has access to a committed credit facility with Wells Fargo for approximately $50.0 million in initial credit capacity under a $300.0 million accordion or expandable credit facility as other additional lenders may be added to the facility over time to reach the total credit facilities potential of up to $300.0 million. The Company continues to be in discussions with various other potential lenders to join the facility; however, there is no guarantee that additional lenders may join the facility. Pricing of the credit facility is LIBOR+3.25% with a floor of 5.0%, an advance rate of approximately 50% against eligible loans, and secured by loans in the borrowing base. In February 2010, we extended the Wells Fargo Foothill facility maturity to August of 2011 from August 2010 under the same terms and conditions of the existing agreement. We have also commenced negotiations to expand the Credit Facility. At March 31, 2010, there were no borrowings outstanding under this facility.

In February 2010, Hercules secured an additional credit facility with Union Bank for a one-year credit facility of $20.0 million. Pricing of the credit facility is LIBOR+2.25% with a floor of 4.0%, an advance rate of 50% against eligible loans, and secured by loans in the borrowing base. At March 31, 2010, there were no borrowings outstanding under this facility.

As of March 31, 2010, the Company had approximately $131.0 million drawn under its first SBIC license, as part of its total debenture commitment of $150.0 million. Approximately $19.0 million of borrowings remains available under its first license, contingent upon final SBA drawdown approval.

In April 2010, Hercules was approved by the Divisional Licensing Committee for a second SBIC license. Upon final approval by the Agency Committee of the SBA, which is expected in May, the second SBIC license would provide the Company with access to an additional $75.0 million of SBIC debentures, subject to compliance with SBA regulations and an additional capital contribution by Hercules of $37.5 million into the new SBIC subsidiary. All of the Company’s SBIC debenture borrowings are exempt from the 200% asset coverage ratio, or more commonly referred to as the 1-to-1 debt to equity ratio, with which BDCs must comply.

At March 31, 2010, our adjusted BDC leverage was 0.0% which excludes all SBIC debentures and approximately 36.0% leverage ratio at March 31, 2010 when including the SBIC debentures.

Based on Hercules' existing stockholders' equity coupled with the Company’s ability to exclude the SBA leverage from its 200% asset coverage ratio, the Company has the potential to leverage its balance sheet up in excess of $500.0 million. However, there is no assurance that we may be able to find additional lenders to extend or provide additional credit facilities to fully utilize the Company’s available borrowing capacity or expand its existing credit facilities.

Net Asset Value

At March 31, 2010, the Company’s net assets were approximately $366.0 million compared to approximately $367.0 million as of December 31, 2009, representing net asset value per share of $10.11 and $10.29, respectively. This decrease in net assets is primarily attributable to the issuance of long term management incentives in the form of restricted stock of approximately 613,000 shares during the first quarter of 2010 for 2009 performance and shares issued under the Company’s dividend reinvestment plan.

Portfolio Asset Quality and Diversification

As of March 31, 2010, grading of the debt portfolio, excluding warrants and equity investments, was as follows:

Grade 1	$53.6 million or 16.7% of the total portfolio

Grade 2	$152.2 million or 47.4% of the total portfolio

Grade 3	$80.9 million or 25.1% of the total portfolio

Grade 4	$32.9 million or 10.2% of the total portfolio

Grade 5	$2.0 million or 0.6% of the total portfolio

At March 31, 2010, the weighted average loan grade of the portfolio improved materially to 2.35, compared with 2.71 as of December 31, 2009, on a scale of 1 to 5, with 1 being the highest quality. The improvement was driven in part by meaningful progress in the economy and among our portfolio companies, many of which have seen improved operating performance and greater access to the venture capital market as they secure new equity financings. Hercules generally adjusts the grading down on its portfolio companies as they approach the need for additional equity capital.

Hercules’ portfolio diversification as of March 31, 2010, was as follows:

  15.3% in software companies
  13.5% in consumer and business product companies
  13.0% in drug discovery companies
  11.1% in information services
  8.1% in communications and networking companies
  6.4% in therapeutic companies
  6.1% in specialty pharmaceutical companies
  5.5% in drug delivery companies
  5.4% in Internet companies
  4.4% in electronics and computer hardware companies
  3.2% in semiconductor companies
  2.6% in diagnostic companies
  2.5% in surgical device companies
  2.3% in biotechnology tools companies
  0.6% in media/content/info companies

Subsequent Events

As of May 5, 2010, Hercules entered into approximately $228.6 million in closed commitments and pending commitments (signed term sheets) since the beginning of the year. This breaks down as follows:

2010 Closed Commitments and Pending Commitments (in millions)
Q1-10 Closed Commitments (a)	$68.6
Q2-10 Closed Commitments (as of May 5, 2010)	$35.0
Total 2010 Closed Commitments(b)	$103.6

Pending Commitments (as of May 5, 2010)(c)	$125.0
Total	$228.6
Notes:
(a) Q1-10 Closed Commitments excludes $26.4 million of existing credit restructures and renewals.
(b) Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
(c) Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

In April 2010, Hercules was approved by the Divisional Licensing Committee for a second SBIC license. Upon final approval by the Agency Committee of the SBA, which is expected in May, the second SBIC license would provide the Company with access to an additional $75.0 million of SBIC debentures, subject to compliance with SBA regulations and an additional capital contribution by Hercules of $37.5 million into the new SBIC subsidiary. To date, Hercules has invested $2.5 million of regulatory capital into this new facility.

InfoLogix, a control portfolio company, received a staff determination letter from the Nasdaq Stock Market (“Nasdaq”) regarding the company’s non-compliance with the Nasdaq continued listing standards. InfoLogix has requested a hearing before Nasdaq Listing Qualifications Panel. Nasdaq is reviewing the delisting of InfoLogix’s securities, pending outcome of the hearing. Its common stock will remain listed pending the issuance of a decision. There can be no assurance that InfoLogix’s securities will remain listed on Nasdaq. If InfoLogix’s securities are delisted, it may impact Hercules’ ability to divest itself of its equity investment in InfoLogix and potentially impact the carrying value of its investment in InfoLogix.

In April 2010, Hercules announced the new hire of Janice Bourque, Managing Director in the Life Sciences group. Hercules continues to grow and develop its origination team which positions the Company for further growth. Ms. Bourque has over 25 years of experience, a strong industry network and has demonstrated an ability to identify high quality life science companies for investment.

Hercules is currently reviewing various potential portfolio acquisitions and it expects to continue to periodically review and assess investment portfolio acquisition opportunities of target companies that would be accretive to the Company. We may in the future, determine to acquire such portfolios which could affect our liquidity position and necessitate the need to raise additional capital to fund its portfolio growth.

Conference Call

Hercules has scheduled its 2010 first quarter financial results conference call for May 6, 2010 at 2:00 p.m. PDT (5:00 p.m. EDT). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (800) 642-1687 or (706) 645-9291 and enter the passcode 66231897.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products at all levels of the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market turbulence, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(Dollars in thousands, except per share data)

	March 31,
	2010	December 31,
	(unaudited)	2009
Assets
Investments:
Non-Control/Non-Affiliate investments (cost of $342,218 and $353,648, respectively)	$332,728	$335,179
Affiliate investments (cost of $2,880 and $2,880 respectively)	2,222	3,074
Control investments (cost of $44,806 and $23,823, respectively)	45,023	32,184
Total investments, at value (cost of $389,904 and $380,351 respectively)	379,973	370,437
Deferred loan origination revenue	(3,210)	(2,425)
Cash and cash equivalents	106,138	124,828
Interest receivable	11,369	10,309
Other assets	6,687	5,818
Total assets	500,957	508,967

Liabilities
Accounts payable and accrued liabilities	3,945	11,852
Short-term credit facility	-	-
Long-term SBA Debentures	130,600	130,600
Total liabilities	134,545	142,452
Net assets	$366,412	$366,515

Net assets consist of:
Common stock, par value	$35	$35
Capital in excess of par value	410,349	410,156
Unrealized depreciation on investments	(10,288)	(10,029)
Accumulated realized gain (loss) on investments	(27,767)	(26,895)
Distributions in excess of investment income	(5,917)	(6,752)
Total net assets	$366,412	$366,515

Shares of common stock outstanding ($0.001 par value, 60,000 authorized)	36,248	35,634

Net asset value per share	$10.11	$10.29

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009

Investment income:
Interest	$11,235	$17,976
Fees	1,285	2,474
Total investment income	12,520	20,450

Operating expenses:
Interest	2,026	3,159
Loan fees	298	946
General and administrative	1,889	1,471
Employee compensation:
Compensation and benefits	2,238	2,884
Stock-based compensation	457	432
Total employee compensation	2,695	3,316
Total operating expenses	6,908	8,892

Net investment income before investment gains and losses	5,612	11,558

Net realized gain (loss) on investments	362	(1,146)
Provision for excise tax
Net increase (decrease) in unrealized appreciation on investments	(260)	(5,930)
Net realized and unrealized loss	102	(7,076)
Net increase in net assets resulting from operations	$5,714	$4,482

Net investment income before investment gains and losses per common share:
Basic	$0.16	$0.35
Diluted	$0.16	$0.35

Change in net assets per common share:
Basic	$0.16	$0.14
Diluted	$0.16	$0.14

Weighted average shares outstanding
Basic	35,181	32,775
Diluted	35,813	32,798

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Sally Borg, 650-289-3066
sborg@htgc.com